Exhibit 10.2

EXECUTION VERSION

UNSECURED PROMISSORY NOTE

$2,000,000	June 30, 2016

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, KOSKI FAMILY LIMITED PARTNERSHIP, a Texas limited partnership (the “Maker”), hereby unconditionally promises to pay to the order of ORAGENICS, INC. or its assigns (the “Noteholder”, and together with the Maker, the “Parties”), the principal amount of Two Million Dollars (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (the “Note”). This Note is being delivered to the Noteholder by the Maker pursuant to that certain Stock Purchase Agreement of even date between Noteholder and Maker (the “Purchase Agreement”).

1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Applicable Rate” means the interest rate equal to three percent (3%) per annum.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Default” means any of the events specified in Section 6 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 6 would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any time, the maximum interest rate allowable by Law.

“Event of Default” has the meaning set forth in Section 6.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest.

“Loan” has the meaning set forth in the introductory paragraph.

“Maturity Date” means September 30, 2016.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Purchase Agreement” has the meaning set forth in the introductory paragraph.

2. Final Payment Date; Optional Prepayments.

2.1 Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable by the Maker on the Maturity Date.

2.2 Optional Prepayment. The Maker may prepay the Loan in whole or in part at any time or from time to time prior to the Maturity Date without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be re-borrowed.

3. No Security Agreement.

The Maker’s performance of its obligations hereunder is unsecured.

4. Interest.

4.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

4.2 Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

4.3 Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed.

4.4 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Maker under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

5. Payment Mechanics.

5.1 Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 5:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Maker.

5.2 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

5.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.4 Rescission of Payments. If at any time any payment made by the Maker under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Maker or otherwise, the Maker’s obligation to make such payment shall be reinstated as though such payment had not been made.

6. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

6.1 Failure to Pay. The Maker fails to pay the any principal and interest amount of the Loan when due on the Maturity Date and such failure continues for two (2) Business Days.

6.2 Bankruptcy.

(a) the Maker commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Maker makes a general assignment for the benefit of its creditors;

(b) there is commenced against the Maker any case, proceeding or other action of a nature referred to in Section 6.2(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains un-dismissed, undischarged or un-bonded for a period of thirty days;

(c) there is commenced against the Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty days from the entry thereof;

(d) the Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) above; or

(e) the Maker is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

6.3 Judgments. One or more judgments or decrees shall be entered against the Maker and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty days from the entry thereof.

7. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Maker declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; provided, however that, if an Event of Default described in Section 6.1 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

8. Miscellaneous.

8.1 Notices.

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Maker:

Koski Family Limited Partnership

3525 Turtle Creek Blvd, 19B

Dallas, TX 75219

(ii)	If to the Noteholder:

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, FL 33634

Attention: Chief Financial Officer

Fax: (813) 286-7904

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; and (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day).

8.2 Expenses. The Maker shall reimburse the Noteholder on demand for all out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its counsel) incurred by the Noteholder in connection with the enforcement of the Noteholder’s rights hereunder.

8.3 Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note shall be governed by the laws of the State of Florida.

8.4 Submission to Jurisdiction

(a) The Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of Florida or of the United States of America for the Middle District of Florida and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Maker in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 8.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Maker in any other court having jurisdiction over the Maker or (ii) serve process upon the Maker in any manner authorized by the laws of any such jurisdiction.

8.5 Venue. The Maker irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 8.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.6 Waiver of Jury Trial. THE MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

8.7 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Purchase Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

8.8 Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person. The Maker may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

8.9 Waiver of Notice. The Maker hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

8.10 Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

8.11 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

8.12 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.13 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.14 Taxes. Borrower shall pay any and all taxes including documentary stamp taxes due on the obligation evidenced by this Note.

8.15 Legal Counsel. The Parties hereby acknowledge that Shumaker, Loop & Kendrick, LLP, prepared the Purchase Agreement and this Note on behalf of and in the course of its representation of the Company and that each Party (i) has been advised that a conflict may exist between its interests and those of the other Party, (ii) has been advised by Shumaker, Loop & Kendrick, LLP, to seek the advice of independent counsel, and (iii) has had the opportunity to seek the advice of independent counsel.

[Signature Page to follow]

IN WITNESS WHEREOF, the Maker has executed this Note as of June 30, 2016.

KOSKI FAMILY LIMITED PARTNERSHIP

By	/s/ Christine Koski
Name:	Christine Koski
Title:	Managing General Partner

THIS NOTE HAS BEEN EXECUTED AND DELIVERED OUTSIDE OF THE STATE OF FLORIDA AND NO FLORIDA DOCUMENTARY STAMP TAX IS DUE.

[Signature Page to Promissory Note]